Exhibit 23.1


KPMG
Suite 900
55 Beattie Place
Greenville, SC  29601-2106



                         Independent Auditors' Consent


The Board of Directors
Delta Woodside Industries, Inc.


We consent to the use of our report dated July 25, 2003 with respect to the consolidated balance sheets of Delta Woodside Industries, Inc. (the Company) as of June 28, 2003 and June 29, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 28, 2003, incorporated herein by reference.


                                                 /s/ KPMG LLP


Greenville, South Carolina
January 23, 2004